Exhibit 99.1

Fyber N.V.

Consolidated financial statements 2020

Independent Auditors’ Report

The Supervisory Board

Fyber N.V.

We have audited the accompanying consolidated financial statements of Fyber N.V. and its subsidiaries (the "Group") which comprise the consolidated statements of financial position as of December 31, 2020 and 2019, and the related consolidated statements of loss, other comprehensive loss, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.3 to the consolidated financial statements, the Company has suffered losses from operations, has a net working capital deficit, and has credit facilities that are due to be repaid in 2021 that raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1.3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified in respect to this matter.

/s/ Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel
August 5, 2021

CONSOLIDATED STATEMENT OF LOSS

		Year ended 31 December
	Notes	2020	2019

		in € thousands
Revenue	5	209,772	118,973
Cost of sales	7,8	(179,276)	(99,520)
Gross profit		30,496	19,453

Other operating income	6	0	1,348
Research and development expenses	7,9	(12,100)	(12,775)
Sales and marketing expenses	7,10	(14,970)	(15,910)
General and administrative expenses	7,11	(7,745)	(8,774)
Other operating expenses	12	(461)	(3,843)
Operating loss		(4,780)	(20,501)
Finance income		83	72
Finance expenses		(10,588)	(28,800)
Net finance costs	13	(10,505)	(28,728)
Loss before taxes on income		(15,285)	(49,229)
Taxes on income	14	(215)	460
Loss for the year		(15,500)	(48,769)
Loss attributable to
Shareholders of Fyber N.V.		(15,500)	(48,769)
Earnings per share
Basic loss per share (€)	16	(0.04)	(0.18)
Diluted loss per share (€)	16	(0.04)	(0.18)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF OTHER COMPREHENSIVE INCOME

		Year ended 31 December

	Notes	2020	2019
		in € thousands
Loss for the year		(15,500)	(48,769)
Other comprehensive income (loss) that will be reclassified to profit and loss in subsequent periods
Exchange differences on currency translation	27.6	(6,456)	1,992
Other comprehensive income (loss) for the year, net of tax		(6,456)	1,992
Total comprehensive loss for the year		(21,956)	(46,777)

Comprehensive loss attributable to
Shareholders of Fyber N.V.		(21,956)	(46,777)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		Year ended 31 December
	Notes	2020	2019

		in € thousands
Non-current assets

Goodwill	17	128,650	134,932
Other intangible assets	18	8,724	13,402
Intangible assets		137,374	148,334
Property and equipment	19	8,775	8,519
Non-current financial assets	20	3,845	4,272
Total non-current assets		149,994	161,125

Current assets
Inventories	21	0	82
Trade and other receivables	22	64,983	29,531
Other current financial assets	23	1,827	3,898
Prepayments	24	1,189	1,430
Cash and cash equivalents	26	25,972	12,876
Total current assets		93,971	47,817
Total assets		243,965	208,942

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		Year ended 31 December
	Notes	2020	2019

		in € thousands
Equity
Issued capital	27.1	37,219	36,187
Share premium	27.1	251,948	250,389
Treasury shares	27.2	(4,551)	(4,745)
Other capital reserves	27.3	31,446	30,489
Legal reserve capitalized self-developed intangible assets	27.4	8,627	7,980
Retained earnings	27.5	(303,116)	(286,969)
Foreign currency translation reserve	27.6	(6,711)	(255)
Total equity		14,862	33,076

Non-current liabilities
Employee benefits	28	233	238
Loans and borrowings	29	111,208	102,725
Other non-current liabilities	30	12,684	12,536
Total non-current liabilities		124,125	115,499

Current liabilities
Trade and other payables	31	78,353	36,701
Employee benefits	28	5,005	5,517
Loans and borrowings	32	21,379	17,950
Other current liabilities		56	0
Current tax liabilities		185	199
Total current liabilities		104,978	60,367

Total liabilities		229,103	175,866

Total equity and liabilities		243,965	208,942

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

		Year ended 31 December
	Notes	2020	2019

		in € thousands
Loss for the year		(15,500)	(48,769)
Income tax gain (expense)		215	(460)
Depreciation, amortization and impairment		9,358	17,274
Net finance costs	13	10,505	28,728
Profit from sale of the right-of-use asset through sublease		0	(1,348)
Share based payments		957	929
Changes in provisions, employee benefit obligations		(461)	(2,501)
Changes in working capital		7,511	1,340
Interest paid		(1,965)	(3,215)
Interest received		83	0
Income tax paid		(349)	(1,213)
Income tax received		121	0
Net cash flow from operating activities		10,475	(9,235)

Purchases of property and equipment	19	(135)	(806)
Purchases of and development expenditures for intangible assets	18	(3,601)	(4,576)
Net proceeds (payments) from investments and financial assets		0	(123)
Decrease/(Increase) in other non-current financial assets		427	0
Net cash flow from investing activities		(3,309)	(5,505)

Proceeds from non-current loans and borrowings	29	3,105	18,000
Proceeds from current loans and borrowings		9,530	5,684
Repayment of current loans and borrowings		(4,409)	(6,901)
Payment of lease liabilities		(2,094)	(1,887)
Net cash flow from financing activities		6,132	14,896

Net changes in cash and cash equivalent		13,298	156

Cash and cash equivalents at beginning of period		12,876	12,276
Net foreign exchange difference		(202)	444
Net changes in cash and cash equivalents		13,298	156

Cash and cash equivalents at end of period		25,972	12,876

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGE IN EQUITY

in € thousands	Notes	Issued capital	Share premium	Treasury shares	Other capital reserves	Legal reserve	Retained earnings	Foreign currency translation reserve	Total equity
01 Jan 2020		36,187	250,389	(4,745)	30,489	7,980	(286,969)	(255)	33,076
Loss for the year		0	0	0	0	647	(16,147)	0	(15,500)
Other comprehensive income (loss) for the period, net of tax	27.6	0	0	0	0	0	0	(6,456)	(6,456)
Total comprehensive income (loss) for the year		0	0	0	0	647	(16,147)	(6,456)	(21,956)

Share-based payments	27.3	0	0	0	957	0	0	0	957
Exercise of options to shares	27.3	32	(256)	224	0	0	0	0	0
Conversion of convertible bond		1,000	1,815	(30)	0	0	0	0	2,785
Transactions with shareholders		1,032	1,559	194	957	0	0	0	3,742

31 Dec 2020		37,219	251,948	(4,551)	31,446	8,627	(303,116)	(6,711)	14,862

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGE IN EQUITY

in € thousands	Notes	Issued capital	Share premium	Treasury shares	Other capital reserves	Legal reserve	Retained earnings	Foreign currency translation reserve	Total equity
31 Dec 2018		11,453	184,812	(4,745)	25,313	7,272	(237,416)	(2,247)	(15,558)
Effect of adopting new accounting standards, net of tax		0	0	0	0	0	(76)	0	(76)
01 Jan 2019		11,453	184,812	(4,745)	25,313	7,272	(237,492)	(2,247)	(15,634)
Loss for the year		0	0	0	0	708	(49,477)	0	(48,769)
Other comprehensive income (loss) for the period, net of tax		0	0	0	0	0	0	1,992	1,992
Total comprehensive income (loss) for the year		0	0	0	0	708	(49,477)	1,992	(46,777)

Share-based payments	27.3	0	0	0	929	0	0	0	929
Issue of shares upon conversion of convertible bonds		24,734	65,577	0	4,247	0	0	0	94,558
Transactions with shareholders		24,734	65,577	0	5,176	0	0	0	95,487

31 Dec 2019		36,187	250,389	(4,745)	30,489	7,980	(286,969)	(255)	33,076

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the consolidated financial statements 2020

1	GENERAL

1.1	Reporting entity

Fyber N.V. (hereinafter referred to as “Company” or together with its subsidiaries as “Fyber” or “Group”) is a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands. The Company is a global provider for advertising technology.

The Company is incorporated in Amsterdam, The Netherlands and is registered with the Dutch Chamber of Commerce under the number 54747805. The Company’s head-office is located at Wallstraße 9-13, 10179 Berlin, Germany. The Company's shares are traded on the Prime Standard of the Frankfurt Stock Exchange under the symbol ‘FBEN’.

Fyber empowers app developers and digital publishers to monetize their content through advanced technologies, innovative ad formats and data-driven decision making. Fyber provides an open-access platform for both publisher’s and digital advertisers with a global reach.

Fyber has offices in Berlin, Tel Aviv, San Francisco, New York, London, Beijing and Seoul and employs more than 220 people.

On 22 March 2021, the Company announced that Austin-based Digital Turbine Inc., “Digital Turbine” (Nasdaq: APPS), a global on-device mobile platform company, has signed definitive agreements with the Company’s major shareholders to acquire a more than 95% shareholding in the Company at a total valuation of up to $600 million net of the Company’s debt for 100% of Fyber’s share. Please refer to note 41.5 for further details.

1.2	Financial reporting period

These financial statements cover the year 2020, which ended at the balance sheet date of 31 December 2020.

1.3	Going concern

As of December 31, 2020, the Group reported a loss of EUR 15,500 thousand which negatively impacting equity amounted to €14,862 thousand (December 31, 2019: €33,076 thousand). While both operating and total cash flow were positive as such cash and cash equivalents amounted to €25,972 thousand (December 31, 2019: €12,876 thousand), the consolidated working capital showed a deficit of €11,007 thousand (December 31, 2019: €12,540 thousand).

At the balance sheet date, the Group had shareholder loans with Tennor Holding B.V. amounting to €32,000 thousand (December 31, 2019: €30,000) and accrued interest of €4,788 thousand (December 31, 2019: €2,237 thousand) which mature in June 2022. After the balance sheet date an amount of €15,000 thousand has been extended to June 2023. Please refer to note 41 subsequent events.

Furthermore, the Group has revolving credit facilities from banks amounting to €25,821 thousand of which €21,379 thousand had been drawn (December 31, 2019: €17,949 thousand). These credit facilities are due within the next 12 months following the reporting date and considered current financing.

Finally the Group has a convertible loan amounting to €73.4 million as per December 31, 2020 with a maturity date of July 2022; the company is dependent on the successful conversion of the loans into equity since this is one of the conditions in order to finalize the acquisition by Digital Turbine.

Based on the current cash flow projections and liquidity analysis, the Group is not able to repay these credit facilities within the next 12 months if needed. Therefore, the Group depends on the willingness of the banks, bondholders and the shareholder to prolong its financing.

These events and conditions relating to the company’s financing position indicate the existence of a material uncertainty which may cause significant doubt about the company's ability to continue as a going concern.

Notes to the consolidated financial statements 2020

2	BASIS OF PREPARATION

2.1.	Statement of compliance

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB)..

The consolidated financial statements have been prepared on a going concern basis, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. Please refer to note 1.3 for further details.

The consolidated financial statements of the Group have been authorized for issue by the Supervisory Board as of 5 August 2021.

2.2.	Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis except for share-based payments, that have been measured at fair value. Please refer to note 28.3 for further details.

2.3.	Functional and presentation currency

The consolidated financial statements are presented in Euro which is also the functional currency of the Company and unless otherwise indicated all values are rounded to the nearest thousand ..

3	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently for all periods presented in these consolidated financial statements, and have been applied consistently by the Group.

3.1.	Basis of consolidation

The consolidated financial statements comprise the financial statements of Fyber N.V. and its subsidiaries as at 31 December 2020. Subsidiaries are entities that are controlled, directly or indirectly, by the Group. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if it has:

▪	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)

▪	Exposure, or rights, to variable returns from its involvement with the investee, and

▪	The ability to use its power over the investee to affect its returns

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over the investee, including:

▪	The contractual arrangement with the other vote holders of the investee

▪	Rights arising from other contractual arrangements

▪	The Group's voting rights and potential voting rights

The Group reassesses whether it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of the subsidiary acquired or disposed of during the year are included in the statement of comprehensive income from the date the Group gains control until the date it ceases to control the subsidiary.

The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All intra-group balances, transactions, unrealized gains and losses resulting from intra-group transactions and dividends are eliminated in full on consolidation.

Total comprehensive income within a subsidiary is attributed to the equity holders of the Group and to the non-controlling interests, even if that results in the non-controlling interests having a deficit balance.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

Notes to the consolidated financial statements 2020

If the Group loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interests and other components of equity while any resultant gain or loss is recognized in profit or loss. Any investment retained is recognized at fair value.

For all of its subsidiaries Fyber N.V. has control over all voting rights as of 31 December 2020.

3.1.1	Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at fair value at acquisition date and the amount of any non-controlling interest in the acquiree. For each business combination, the Group elects whether it measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition costs incurred are expensed and included in other operating expenses. When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with the changes in fair value recognized in the statement of profit or loss in accordance with IFRS 9. Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognized in profit or loss.

Goodwill is initially measured at cost, as the fair value of the consideration being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interest over the fair value of the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognized in the income statement immediately.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units. Where goodwill has been allocated to a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

3.1.2	Foreign currencies

On consolidation, the assets and liabilities including goodwill and fair value adjustments arising on acquisitions of foreign operations are translated into Euro at the rate of exchange prevailing at the reporting date and their income statements are translated at exchange rates prevailing at the dates of the transactions. Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date. The exchange differences arising on translation for consolidation are recognized in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is reclassified to profit or loss as part of the gain or loss on disposal The exchange rates of foreign currencies to Euro, that are significant for the Group, were subject to the following changes:

	Exchange rate at the balance sheet
per €	31 Dec 2020	31 Dec 2019
US Dollar	1.23	1.12

3.1.3	Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates of exchange at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date.

Notes to the consolidated financial statements 2020

Differences arising on settlement or translation of monetary items are recognized in profit or loss with the exception of monetary items that are designated as part of the hedge of the Group’s net investment of a foreign operation. These are recognized in OCI until the net investment is disposed of, at which time, the cumulative amount is reclassified to profit or loss. Tax charges and credits attributable to exchange differences on those monetary items are also recorded in OCI.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognized in OCI or profit or loss are also recognized in OCI or profit or loss, respectively).

3.2.	Revenue recognition, costs and interest income and expenses

Revenue from contracts with customers is recognized when control of services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services. The service revenue from delivering advertising services is recognized when the service is rendered. This usually occurs when the ad impression was generated which is the ad is fetched from its source and served on the user’s device. Depending on the requirements of the specific campaign, further requirements might need to be fulfilled such as the device user has clicked on the ad, downloaded specific content, provided personal data etc. Revenue is measured at the amount of consideration to which the Company expects to be entitled in exchange for providing services to a customer, excluding amounts collected on behalf of third parties and excluding taxes or duties.

Other income is recognized when the future inflow of economic benefits from the transaction can be measured reliably and was received by the Company during the reporting period.

Operating expenses are recognized either when the corresponding goods were received or services were rendered.

Interest income and expense are recorded using the effective interest method with exception of borrowing costs capitalized according to IAS 23. In 2020 and 2019 there were no qualifying assets so that all interest expenses were recorded in profit and loss. Income and expenses are not offset unless gains and losses arising from a group of similar transactions. Gains and losses from foreign currency transactions and revaluations are presented together in net finance costs.

3.3.	Personnel costs

3.3.1.	Short-term personnel costs

Short-term personnel costs are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service by the employee and the obligation can be estimated reliably.

3.3.2.	Stock option program

The fair value of stock options that are granted to employees and which are settled in shares in Fyber N.V. is recognized as an expense with a corresponding increase in capital reserves. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service conditions are expected to be met. The expenses are recorded over the vesting period, the time in which the employees become unconditionally entitled to the right to acquire shares in the parent company at a fixed price. The fair value of the options is not re-measured but changes in the employees’ structure during the vesting period are recognized in profit or loss. A forfeiture of options after they have vested has no effect on the Group accounts. Please refer to note 27.3 for further details.

3.3.3.	Defined contribution plan

The Group periodically contributes to pension plans operated by governmental or private companies and recognizes related expenses while the employees are employed.

3.4.	Income tax

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to items recognized directly in equity or in OCI.

3.4.1.	Current income tax

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantially enacted at the reporting date in the countries where the Group operates and generates taxable income. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Notes to the consolidated financial statements 2020

Current tax assets and liabilities are offset only if certain criteria are met.

3.4.2.	Deferred income tax

Deferred taxes are recognized to account for the future tax effects of temporary differences between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements, and for tax loss carry-forwards, using the liability method. Deferred taxes are measured on the basis of the tax laws already enacted or substantially enacted for those fiscal years in which it is probable that the differences will reverse or the tax loss carry-forwards can be utilized. Deferred tax assets are recognized for temporary differences or tax loss carry-forwards only when the ability to utilize them in the near future appears to be probable. Deferred taxes are also recognized for temporary differences resulting from the fair value measurement of assets and liabilities obtained through business combinations. Deferred taxes relating to goodwill are recognized for temporary differences only when the goodwill can be utilized for tax purposes.

Deferred tax is not recognized for: – temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; – temporary differences related to investments in subsidiaries, associates, and joint arrangements to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and – taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and deferred taxes related to the same taxable entity and the same taxation authority.

3.5.	Intangible assets

Other intangible assets, including customer relationships and trademarks, that are acquired by the Group and have finite useful lives are measured at cost less accumulated amortization and any accumulated impairment losses. Intangible assets that have a determinable useful life are amortized over their expected useful lives using the straight-line method, starting from the time when they become available for use by the Group. Expenditure on research activities is recognized in profit or loss as incurred. Development expenditure is capitalized only if the expenditure can be measured reliably, the product is technically and commercially feasible, future economic benefits are probable and the Group intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognized in profit or loss as incurred. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses. Please refer to note 3.7. for further details

Notes to the consolidated financial statements 2020

Borrowing costs which are directly associated with the development of software that takes a substantial period of time (qualifying assets) are included in the cost of production until the assets in question are ready for their intended use. The details of amortization are as follows:

	Useful life in years	Amortization method used	Internally generated or acquired
Software	3 - 5	Straight line	Acquired
Customer contracts	Contract period	Straight line	Acquired
Digital content	3	Straight line	Acquired
Development costs	6	Straight line	Acquired
Development costs	3	Straight line	Internally generated
Others	3 - 6	Straight line	Acquired
Goodwill	-	Impairment test	Acquired

Intangible assets with an indefinite useful life such as goodwill are not amortized. At the reporting date, the use of these assets by the Group is not limited by any economic or legal restrictions. An intangible asset is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Gains or losses arising from de-recognition (calculated as the difference between the net disposal proceeds and the carrying amount of the assets) are recognized in the income statement.

3.6.	Property and equipment

Property and equipment are measured at cost and are depreciated over their expected useful lives using the straight-line method. For purposes of depreciation, the following useful lives are applied:

	Useful life in years	Depreciation method used
Leaseholds improvements	2 - 3	Straight line
Other operational and office equipment	3 - 13	Straight line
Right of use assets (leases)	3-10	Straight line

Property and equipment are derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gains or losses on the disposal of property and equipment (calculated as the difference between the net disposal proceeds and the carrying amount of the assets) are recognized in the income statement.

3.6.1.	Leases

The Group has adopted IFRS 16 Leases from 1 January 2019. IFRS 16 introduced a single, on-balance sheet accounting model for lessees. As a result, the Group as a lessee has recognized right-of-use assets representing its rights to use the underlying assets and lease liabilities representing its obligation to make lease payments. Please refer to note 3.11. for further details.

3.7.	Impairment of non-financial assets

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s (CGU) fair value less costs of disposal and its value in use and is determined for an individual asset unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available.

Notes to the consolidated financial statements 2020

If no such transactions can be identified, an appropriate valuation model is used. Goodwill and intangible assets with an indefinite useful life are not amortized but will be tested for impairment annually and when circumstances indicate that they may be impaired. A previously recognized impairment loss for assets excluding goodwill will be reversed when the recoverable amount exceeds the carrying amount of the asset again. The reversal is limited to the amount which would have resulted if previous impairment losses had not been recognized. A recognized impairment loss in goodwill will not be reversed. Goodwill is tested annually for impairment.

Please refer to note 17 for detailed information on estimates and key assumptions used to determine the necessity of impairment, including a sensitivity analysis. Please refer to note 18 for further details about estimates and assumptions applied.

3.8.	Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in, first-out principle.

3.9.	Financial instruments

3.9.1.	Recognition and initial measurement

Trade receivables and debt securities issued are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Group becomes a party to the contractual provisions of the instrument. A financial asset (unless it is trade receivables without a significant financing component) or financial liability is initially measured at fair value plus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition or issue. Trade receivables without a significant financing component is initially measured at the transaction price.

3.9.2.	Classification and subsequent measurement

Financial assets

On initial recognition, a financial asset is classified as measured at amortized cost; FVOCI – debt investment; FVOCI – equity investment; or FVTPL. Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL: – it is held within a business model whose objective is to hold assets to collect contractual cash flows; and – its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Group may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. On initial recognition, the Group may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Financial assets – Business model assessment

The Group assesses the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed, and information is provided to management. The information considered includes:

▪	The stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows, or realizing cash flows through the sale of the assets;

▪	how the performance of the portfolio is evaluated and reported to the Group’s management;

▪	the risks that affect the performance of the business model (and the financial assets held within that business model);

▪	how those risks are managed; – how managers of the business are compensated – e.g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

▪	the frequency, volume, and timing of sales of financial assets in prior periods, the reasons for such sales, and expectations about future sales activity.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Group’s continuing recognition of the assets.

Notes to the consolidated financial statements 2020

Financial assets that are held for trading or are managed and whose performance is evaluated on a fair value basis are measured at FVTPL.

Financial assets – Subsequent measurement and gains and losses

Financial assets at FVTPL- These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.

Financial assets at amortized cost- These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses, and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Financial liabilities – Classification, subsequent measurement gains and losses

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative, or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

3.9.3.	Derecognition

Financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Group enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial liabilities

The Group derecognizes a financial liability when its contractual obligations are discharged or canceled or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred, or liabilities assumed) is recognized in profit or loss.

3.9.4.	Compound financial instruments

Compound financial instruments issued by the Group comprise convertible notes denominated in euro that can be converted to ordinary shares at the option of the holder, when the number of shares to be issued is fixed and does not vary with changes in fair value.

The liability component of compound financial instruments is initially recognized at the fair value of a similar liability that does not have an equity conversion option. The equity component is initially recognized as the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not remeasured. Interest related to the financial liability is recognized in profit or loss. On conversion at maturity, the financial liability is reclassified to equity and no gain or loss is recognized.

3.9.5.	Loans under the Paycheck Protection Program

Loans under the Paycheck Protection Program were ultimately granted by the US federal government as part of the CARES Act and obtained through the subsidiaries Fyber Inc and Inneractive USA, Inc. Until there is reasonable assurance that these loans will be forgiven, the Group is accounting for them as liabilities. In case of forgiveness, the loans are recognized as government grants in other operating income.

Notes to the consolidated financial statements 2020

3.10.	Cash and cash equivalents

The cash and cash equivalents in the statement of financial position consist of cash in banks and cash on hand and short-term deposits with an original maturity of three months or less. For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and short-term deposits as defined above.

3.11.	Leases

3.11.1.	Definition of a lease

At the inception of a contract, the Group assesses whether a contract is, or contains, a lease according to IFRS 16. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group presents right-of-use assets in property and equipment, the same line item as it would present underlying assets of the same nature that it owns. For the carrying amounts of right-of-use assets please refer to note 20.

The Group presents lease liabilities in ‘other non-current liabilities’ as well as ‘trade and other payables’ in the statement of financial position.

3.11.2.	Recognition of a lease

The Group recognizes a right-of-use asset and a lease liability at the commencement date. The right-of-use asset is initially measured at cost, and subsequently at cost less any accumulated depreciation and impairment losses and adjusted for certain remeasurements of the lease liability. When a right-of-use asset meets the definition of investment property, it is presented in investment property and subsequently measured at fair value.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group entities’ incremental borrowing rate. Generally, the Group uses its Group entities’ incremental borrowing rate as the discount rate.

The lease liability is subsequently increased by the interest cost on the lease liability and decreased by lease payment made. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, a change in the estimate of the amount expected to be payable under a residual value guarantee, or as appropriate, changes in the assessment of whether a purchase or extension option is reasonably certain or be exercised or a termination option is reasonably certain to be exercised.

Management as applied judgment to determine the lease term for some lease contracts in which it is a lessee that include renewal options. The assessment of whether the Group is reasonably certain to exercise such options impacts the lease term, which significantly affects the amount of lease liabilities and right-of-use assets recognized.

3.11.3.	Short-term leases and leases of low-value assets

The Group has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases, including IT equipment. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

3.12.	Changes in accounting policies and disclosures

3.12.1.	New and amended standards and interpretations

The Group applied for the first-time certain standards and amendments, which are effective for annual periods beginning on or after 1 January 2020. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

3.12.2.	Amendments to IFRS 3: Definition of a Business

The amendment to IFRS 3 Business Combinations clarifies that to be considered a business, an integrated set of activities and assets must include, at a minimum, an input and a substantive process that, together, significantly contribute to the ability to create output. Furthermore, it clarifies that a business can exist without including all of the inputs and processes needed to create outputs. These amendments had no impact on the consolidated financial statements of the Group, but may impact future periods should the Group enter into any business combinations.

3.12.3.	Amendments to IFRS 7, IFRS 9 and IAS 39 Interest Rate Benchmark Reform

The amendments to IFRS 9 and IAS 39 Financial Instruments: Recognition and Measurement provide a number of reliefs, which apply to all hedging relationships that are directly affected by interest rate benchmark reform. A hedging relationship is affected if the reform gives rise to uncertainty about the timing and/or amount of benchmark-based cash flows of the hedged item or the hedging instrument. These amendments have no impact on the consolidated financial statements of the Group as it does not have any interest rate hedge relationships.

Notes to the consolidated financial statements 2020

3.12.4.	Amendments to IAS 1 and IAS 8 Definition of Material

The amendments provide a new definition of material that states, “information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.” The amendments clarify that materiality will depend on the nature or magnitude of information, either individually or in combination with other information, in the context of the financial statements. A misstatement of information is material if it could reasonably be expected to influence decisions made by the primary users. These amendments had no impact on the consolidated financial statements of, nor is there expected to be any future impact to the Group.

3.12.5.	Amendments to IFRS 16 Covid-19 Related Rent Concessions

On 28 May 2020, the IASB issued Covid-19-Related Rent Concessions - amendment to IFRS 16 Leases The amendments provide relief to lessees from applying IFRS 16 guidance on lease modification accounting for rent concessions arising as a direct consequence of the Covid-19 pandemic. As a practical expedient, a lessee may elect not to assess whether a Covid-19 related rent concession from a lessor is a lease modification. A lessee that makes this election accounts for any change in lease payments resulting from the Covid-19 related rent concession the same way it would account for the change under IFRS 16, if the change were not a lease modification. The amendment applies to annual reporting periods beginning on or after 1 June 2020. Earlier application is permitted. This amendment had no impact on the consolidated financial statements of the Group.

3.13.	Accounting estimates and assumptions

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the presentation of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts and presentation of income and expenses during the period. Management based its assumptions and estimates on past experience and on other factors including the prevailing economic environment available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Group. Actual amounts may differ from these estimates under different assumptions and conditions. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below. Information regarding the carrying amounts determined with the use of estimates can be found in the comments on the specific line items and are explained in the respective notes to which they relate to.

3.13.1.	Going concern

Management’s judgement is applied in the consideration whether there are material uncertainties that may cast significant doubt on the entity’s ability to continue as a going concern.

3.13.2.	Measurement of fair values

A number of accounting policies and disclosures require the determination of the fair value of the Group for financial and non-financial assets and liabilities. To determine the fair value of assets and liabilities, the Group uses observable market data as far as possible. If such inputs are not available, the management defines appropriate valuation methods and input parameters. Based on the inputs used in the valuation techniques, the fair values are classified in different levels in the fair value hierarchy:

▪	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

▪	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

▪	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement. The Group recognizes reclassifications in different levels of the fair value hierarchy at the end of the reporting period in which the change occurred.

3.13.3.	Revenue recognition

The Group has a data-driven revenue stream. The recognition of the revenue is done at one point in time, which happens primarily by the end of a month when invoices for the services provided during the month are issued and unbilled receivables are accrued. Generally, the service of the Company is billed based on transactions tracked by Fyber with no significant estimation involved. In some cases, the company is charging its services based on the tracking of external third party tracking service provider or the customer’s data. Revenues in this respect are accrued every month based on estimates taking into account Fyber’s own tracking and historical variances to the relevant tracking. However, these external reports are normally received by the Company in the following month, verified with Fyber’s own tracking and revenue amended where necessary.

Notes to the consolidated financial statements 2020

3.13.4.	Intangible assets other than goodwill

Management uses assumptions to assess the technical and commercial feasibility and the future economic benefit of internally generated software and digital content. Further estimates were applied by measuring the related development costs and determining the useful lives. In case that an impairment test might be required in accordance with the accounting policies, management uses significant assumptions on which the recoverable amount is based. Please refer to note 18 for further details about estimates and assumptions applied.

3.13.5.	Taxes on income

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded.

The Group establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority.

Such differences in interpretation may arise for a wide variety of issues depending on the conditions prevailing in the respective domicile of the Group companies. Management judgment is required to determine the amount of deferred taxes that can be recognized and with respect to changes in tax laws and the amount and timing of future taxable income. These judgments and assumptions are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred taxes recognized and the amount of other tax losses and temporary differences not yet recognized. Under such circumstances, the carrying amount of recognized deferred taxes may require adjustment.

Please refer to notes 14 and 25 for further details about estimates and assumptions applied.

3.13.6.	Impairment of goodwill

The Group tests annually if goodwill has suffered any impairment in accordance with the accounting policies. Please refer to note 17 for detailed information on estimates and key assumptions used to determine the necessity of impairment, including a sensitivity analysis.

3.13.7.	Measurement of receivables and necessary impairments

The Group uses a provision matrix to calculate expected credit losses (ECL) for trade receivables. The provision rates are based on days past due for groupings of various customer segments that have similar loss patterns (i.e., by geography, product type, customer type and rating).

The provision matrix is initially based on the Group’s historical observed default rates. An event of default is generally considered when a financial asset is 90 days overdue The Group will calibrate the matrix to adjust the historical credit loss experience with forward-looking information. For instance, if forecast economic conditions (i.e., gross domestic product) are expected to deteriorate over the next year which can lead to an increased number of defaults by debtors, the historical default rates are adjusted. At every reporting date, the historically observed default rates are updated and changes in the forward-looking estimates are analyzed.

The assessment of the correlation between historical observed default rates, forecast economic conditions and ECL is a significant estimate. The amount of ECL is sensitive to changes in circumstances and of forecast economic conditions. The Group’s historical credit loss experience and forecast of economic conditions may also not be representative of customer’s actual default in the future.

ECL on receivables from advertisers are determined taking into account a possible right of withholding from publisher payouts in case of a default of the advertiser which usually applies. In such cases, ECL is solely calculated on the company’s margin. The information about the ECL on the Group’s trade receivables is disclosed in note 3.9 and note 22.

3.13.8.	Measurement of compound financial instruments

The equity component of any convertible loan is determined by deducting the fair value of the financial liability from the fair value of the instrument as a whole. Management judgement is required to assess market interest rate for comparable financial instruments. Management assumes that the comparable, non-convertible loan would bear an interest of 7.8%. This assumption is the same as in the prior year.

Please refer to the note 29 for further details about estimates and assumptions applied.

Notes to the consolidated financial statements 2020

3.14.	Standards issued but not yet effective

A number of new standards are effective for annual periods beginning after 1 January 2020 and earlier adoption is permitted; however, the Group has not early adopted new or amended standards in preparing these consolidated financial statements. None of the standards are expected to have a significant impact on the Group’s consolidated financial statements.

Notes to the consolidated financial statements 2020

4	COMPANIES INCLUDED IN THE CONSOLIDATED FINANCIAL STATEMENT

The scope of consolidation, including Fyber N.V. as parent Company, comprises fourteen fully consolidated companies. The subsidiaries and participation are as follows:

	Country of incorporation	% equity interest
Fyber N.V.	The Netherlands

Falk Realtime Ltd.[2]	UK	100.00

Fyber GmbH[1]	Germany	100.00

Fyber Inc.	USA	100.00

Fyber Media GmbH[1]	Germany	100.00

Fyber RTB GmbH[1]	Germany	100.00

Heyzap Inc.	USA	100.00

Fyber Monetization Ltd.	Israel	100.00

Fyber Digital UK Ltd.	UK	100.00

Inneractive USA Inc.	USA	100.00

RNTS Germany Holding GmbH	Germany	100.00

RNTS Media Deutschland GmbH	Germany	100.00

Notes to the consolidated financial statements 2020

5	REVENUE

IFRS 15 Revenue model recognition includes five steps for analyzing transactions to determine when to recognize revenue and at what amount: (1) Identifying the contract with customers. (2) Identifying distinct performance obligations in the contract. (3) Determining the transaction price. (4) Allocating the transaction price to distinct performance obligations. (5) Recognizing revenue when the performance obligations are satisfied.

The Group earns its revenue from providing user acquisition services by using technological tools and developments. The Company's business is based on optimizing real time trading of digital advertising between buyers and sellers. The revenue consists of different pricing schemes such as Cost per Mil Impression (CPM), performance-based metrics that include Cost per Click (CPC) and Cost per Action (CPA) options. Revenue from advertising services is recognized by multiplying an agreed amount per Mil Impression/click/ action with the volumes of these units delivered. The Group acts as the principle in these arrangements and reports revenue earned and costs incurred on a gross basis. Please refer to notes 3.2, 34 and 35 for further details.

6	OTHER OPERATING INCOME

In 2020 no other operating income has occurred (2019: The Group realized other operating income of €1,348 thousand from the sublease of parts of its office in Berlin).

7	EXPENSES BY NATURE

in € thousands	31 Dec 2020	31 Dec 2019
Revenue share to third parties	164,385	78,711
Personnel costs and related costs
Fixed salaries	13,756	15,287
Variable salaries (bonus)	4,040	2,561
Stock based plan	1,482	932
Social security contribution	1,942	1,906
Other benefits	4,394	4,189
Total of personnel costs and related costs	25,614	24,875
Platform hosting costs and related costs	7,572	9,525
Depreciation and amortization	8,981	13,432
Professional services, consulting, and licenses	3,369	5,786
Rent & utilities	1,946	2,413
Marketing expenses	389	1,498
Other	1,835	739
Total cost of sales, selling and distribution, administrative and research and development expenses	214,091	136,979

Notes to the consolidated financial statements 2020

8	COST OF SALES

The Company's cost of sales consists primarily of payments made to suppliers of ad inventory (commonly referred to as publishers) in a transaction that was settled through one of the Company’s various ad tech platforms. Other cost of sales corresponds to other expenses for operating these platforms such as hosting costs, maintenance expense of hardware, amortization of self-developed and acquired software, personnel costs, and facilities-related costs. Personnel costs include salaries, bonuses, stock-based compensation, and employee benefit costs and are primarily attributable to personnel in the Company's network operations Group who support the Company's platform. The Company capitalizes costs associated with software that is developed or obtained for internal use and amortizes the costs associated with its revenue-producing platform in cost of sales over their estimated useful lives. Amortization also includes expenses associated with acquired intangible assets from the Company's business acquisitions that are related to technology and development functions, customer contracts and brands.

in € thousands	2020	2019
Revenue share to third parties	164,385	78,711
Platform hosting costs and related costs	7,572	9,525
Depreciation and amortization	7,119	11,043
Personnel costs and related costs	200	241
Total cost of sales	179,276	99,520

9	RESEARCH AND DEVELOPMENT EXPENSES

The Company's technology and development expenses consist primarily of personnel costs, including stock-based compensation and bonuses, professional services associated with the ongoing development and maintenance of the Company's solution and, to a lesser extent, facilities-related costs, depreciation of equipment and amortization of acquired software licenses. Technology and development costs are expensed as incurred, except for costs that are associated with the development of internally used software that qualifies for capitalization. The Company allocates overhead such as rent and occupancy charges based on headcount.

in € thousands	2020	2019
Personnel costs and related costs	8,887	8,052
Professional services, consulting, and licenses	1,703	2,725
Depreciation and amortization	778	972
Rent and utilities	665	780
Other	67	246
Total research and development	12,100	12,775

Notes to the consolidated financial statements 2020

10	SALES AND MARKETING EXPENSES

Sales and marketing expenses consist primarily of personnel costs, including salaries, bonuses, stock-based compensation, employee benefits costs and commission costs for the Company’s sales and marketing personnel. Sales and marketing expenses also include costs for market development programs, advertising, promotional and other marketing activities, and allocated overhead. The Company allocates overhead such as rent and occupancy charges based on headcount.

Notes to the consolidated financial statements 2020

in € thousands	2020	2019
Personnel and related costs	11,187	11,662
Publisher integration expenses	1,469	0
Depreciation and amortization	669	793
Rent and utilities	577	666
Professional services, consulting, and licenses	540	1,027
Marketing expenses	358	1,401
Other	170	361
Total sales and marketing expenses	14,970	15,910

11	GENERAL AND ADMINISTRATIVE EXPENSES

The Company’s general and administrative expenses relate to overhead functions such executive management, finance, legal, compliance, investor relations and human resources and consist primarily of personnel costs, including salaries, bonuses, stock-based compensation, as well as professional service fees for accounting, tax and legal advice and bad debt expense. The Company allocates overhead such as rent and occupancy charges based on headcount.

in € thousands	2020	2019
Personnel and related costs	5,340	4,920
Professional services, consulting, and licenses	1,126	1,472
Rent and utilities	704	1,310
Depreciation and amortization	415	624
Investors relations	31	97
Other	129	351
Total general and administrative expenses	7,745	8,774

12	OTHER OPERATING EXPENSES

In 2020, other operating expenses amounting to €461 thousand (2019: €3,843 thousand) comprised of €375 thousand impairment of assets, €59 thousand of other expenses with respect to unrealized investments and a loss of €27 thousand with respect to the disposal of some minor Berlin office space. In 2019, all expenses related to impairments of the following items: self-developed software of €1,712 thousand, technology and customer contracts acquired through business combinations of €1,019 thousand and right-of-use asset of €1,112 thousand. Please refer to notes 3.7 and 18, respectively, for further details.

Notes to the consolidated financial statements 2020

13	NET FINANCE COSTS

The major components of net finance costs are as follows:

in € thousands	2020	2019
Other interest income	(83)	(72)
Finance income	(83)	(72)
Interest expense from Convertible Bonds	5,858	7,677
Loss on convertible loan conversion	0	23,373
Loss (gain) on convertible loan restructuring	0	(6,713)
Interest on shareholder loans	2,552	1,678
Bank interest and bank fees	1,561	1,889
Interest on lease liabilities	389	458
Other finance expenses, net	22	70
Currency effect, net	206	368
Finance costs	10,588	28,800
Net finance costs	10,505	28,728

Notes to the consolidated financial statements 2020

14	TAXES ON INCOME

The major components of income tax expense are as follows:

in € thousands	2020	2019
Breakdown of income tax reported in profit or loss
Current income tax charge	215	503
Deferred tax
Relating to the origination and reversal of temporary differences	0	(963)
Income tax charged to profit or loss	215	(460)

Reconciliation of accounting loss to income tax expense / gain:

	2020	2019
Accounting loss before tax	(15,285)	(49,229)
Applicable tax rate	30.175%	30.175%
Income tax at applicable tax rate	(4,612)	(14,855)
Non-deductible expenses for tax purposes
Interest barrier	1,223	6,425
Stock option expenses	293	420
Convertible bonds	931	1,275
Self-developed assets	27	1,513
Amortization of intangible assets	1,302	2,108
Different tax regime	(73)	1,365
Used tax loss carryforward	(313)	(325)
Unrecognized deferred tax assets in fiscal year	1,552	1,891
Others	(115)	(277)
Income tax (gain) expense reported in the statement of comprehensive income	215	(460)

Notes to the consolidated financial statements 2020

Since the acquisition of Fyber GmbH in 2014 the majority of revenues is generated through entities in Germany. Therefore, the tax rate applied in Germany is deemed to be valid as Group tax rate from 2014 onwards. The tax rate of 30.175% contains corporate income tax of 15.825%, including solidarity surcharge, as well as trade tax of 14.35%.

Reconciliation of income tax gain and expense from the origination and reversal of temporary differences and tax loss carried forward:

	2020	2019
Changes in deferred tax assets recognized through P&L	(373)	(1,516)
Changes in deferred tax liabilities recognized through P&L	373	2,479
Income tax (gain) expense from the origination and reversal of temporary differences and tax loss carried forward	0	963

Please refer to note 25 for further details.

15	OTHER COMPREHENSIVE INCOME

An income tax effect in relation to the exchange differences on currency translation was not recognized. In case that taxable temporary differences may arise in this respect, the parent is able to control the timing of the reversal of such temporary differences and it is probable that those differences will not reverse in the foreseeable future.

16	EARNING PER SHARE

Basic earnings per share are calculated by dividing the net income of the year attributable to ordinary equity holders of Fyber N.V. by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share are calculated by dividing the net income of the year attributable to ordinary equity holders of Fyber N.V. by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the potentially dilutive ordinary shares into ordinary shares. The basic and diluted earnings per share are:

	Unit	31 Dec 2020	31 Dec 2019
Loss attributable to shareholders of Fyber N.V.	in € thousands	(15,500)	(48,769)
Weighted average shares outstanding, basic	in pcs. thousands	364,251	274,519
Weighted average shares outstanding, diluted	in pcs. thousands	364,251	274,519
Basic loss per share	in €	(0.04)	(0.18)
Diluted loss per share	in €	(0.04)	(0.18)

Notes to the consolidated financial statements 2020

17	GOODWILL

In 2020, the goodwill recognized through various acquisitions in prior years, developed as follows:

in € thousands	31 Dec 2019	Currency effect	31 Dec 2020
Fyber FairBid	134,932	(6,282)	128,650

in € thousands	31 Dec 2018	Currency effect	31 Dec 2019
Fyber FairBid	133,321	1,611	134,932

The Group’s goodwill resulted from the acquisition of the four platform businesses between 2014 and 2016. Goodwill is tested on the level of cash generating units whenever a triggering event occurs but at least once per year. Currently, Fyber FairBid is Fyber’s only one cash generating unit which is also represents the only operating segment.

While 2020 was a challenging year for economies worldwide due to COVID-19 counter measures such as business closures and stay-at-home orders, the digital advertising space proved to be resilient and recovered swiftly from short-term impacts recorded in the second quarter of the year.

Fyber’s core market, the mobile in-app advertising market, contributed significantly to the growth of the digital ad space even in this year of crisis. In addition, Fyber was an early adopter of working from home policies for all global offices, restricting business travel, and adhering to all guidelines of local governments and public health authorities. As a technology company delivering digital products and services we were less affected in our operations by the changes and had all tools and systems already available to work remotely for an extended period of time. As such, no unplanned investments were necessary to transition our operations to match the new requirements. As such, Fyber was able to deliver on the product and business roadmap for 2020 as planned. Thus the Company experienced strong growth during the year 2020, despite the challenges and uncertainties brought to the global economy by COVID-19.

In 2020, Apple announced that the new operating system iOS14 launched in the first fourth quarter of 2020 will include a change in user data handling for the purpose of tracking of all sorts starting from the first six months of 2021. As the timing and impact of Apple’s anticipated privacy changes remain uncertain as of the publication date, this is accounted for in the current guidance only based on estimations and expectations. Fyber continues its product and business initiatives to minimize any impact stemming from these policy changes.

The yearly impairment test was made based on the recoverable amount being the higher of the value in use and the fair value less cost of disposal. The fair value less cost of disposal was determined using possible selling negotiations into account and the value in use was based on cash flow projections that were derived from financial budgets approved by senior management covering a period of five years.

The key assumptions on the compound average growth rates (CAGR) and the post-tax discount rates of the cash flow projections are as follows:

Fyber FairBid
CAGR on revenue during the forecast period	25.90%

CAGR on the free cash flow beyond the forecasted period	2.00%

CAGR on total expenses during the forecast period	9.89%

Pre-tax discount rate	15.55%

The business plan which is underlying the impairment test assumes that this revenue development in the core business continues in 2021 and slows down over the forecast period.

The free cash flow is planned for a period of 5 years. This plan takes into account that historically high growth rates normally slow down over the long term. It is assumed that due to a further shift of advertising budgets to mobile advertising, there will be a significant growth in this space, which Fyber will be able to service substantially within the infrastructure and cost base already built today. Based on these assumptions, the recoverable values of the cash generating unit exceed its carrying amounts including goodwill.

Notes to the consolidated financial statements 2020

The calculation of the value in use is most sensitive to the growth rate of revenue and total expenses as well as the pre-tax discount rate applied. Therefore, sensitivity tests were performed by varying the following assumptions, holding all other variables constant:

Fyber FairBid
10% reduction on revenue CAGR during the forecast period	No

Increase of pre-tax discount rate by 1% point	No

None of the sensitivity tests resulted in an impairment need. However, should the significant revenue growth assumption underlying the impairment test for Fyber Platform not be achieved, an impairment would be required in the future.

Notes to the consolidated financial statements 2020

18	OTHER INTANGIBLE ASSETS

Other intangible assets developed as follows:

in € thousands	Customer contracts	Internally generated developments	Acquired developments	Others	Total
Acquisition or production cost
1 Jan 2019	21,980	20,305	17,288	5,091	64,664
Additions	0	4,560	0	16	4,576
Currency effects	405	40	213	43	701
31 Dec 2019	22,385	24,905	17,501	5,150	69,941
Additions	0	3,601	0	0	3,601
Retirement	0	(1,542)	0	(6)	(1,548)
Currency effects	(1,578)	(948)	(833)	(167)	(3,526)
31 Dec 2020	20,807	26,016	16,668	4,977	68,468

Amortization and impairments
1 Jan 2019	15,008	13,033	9,548	4,757	42,346
Additions	4,438	3,664	2,839	147	11,088
Impairments	84	1,712	935	0	2,731
Currency effects	243	(4)	93	42	374
31 Dec 2019	19,773	18,405	13,415	4,946	56,539
Additions	2,326	2,769	1,979	28	7,102
Retirement	0	(1,542)	0	(6)	(1,548)
Currency effects	(1,351)	(290)	(549)	(159)	(2,349)
31 Dec 2020	20,748	19,342	14,845	4,809	59,744

Carrying amounts
31 Dec 2019	2,612	6,500	4,086	204	13,402
31 Dec 2020	59	6,674	1,823	168	8,724

Notes to the consolidated financial statements 2020

Amortization of other intangible assets is recognized in cost of sales.

Others include mainly the Fyber brand (Fyber, Heyzap and Inneractive) initially recognized through business combination, as well as acquired software licenses. Management observes whether there are any indications, either from external sources (i.e. current market trends, market capitalization of the Group) or from internal sources of information (i.e. internal reports to economical and technical performance, impairment test of GGU) that an asset or a Group of assets might be impaired. The remaining amortization periods for other intangible assets that are material to the financial statements are as follows:

	Carrying amount in € thousands	Remaining amortization period in years
Customer contracts	59	0.5
Internally generated developments	6,674	0.5-3
Acquired developments	1,823	1.5

During the financial year 2019, the Group further integrated the different platforms which finally resulted in the launch of FairBid 2.0. Following a successful release in June 2019, a sunset of the legacy platforms was initiated. Fyber RTB was shut down in September 2019, the AppBounty app was suspended in December 2019 and the old Fyber Mediation as well as the Heyzap platform was officially closed in March 2020. Management considered such extensive technological shift to FairBid 2.0 a triggering event for any technology carried in intangible assets, irrespective of whether self-developed or acquired through business combinations. In 2020 no such impairment was recognized.

Following a respective review including exploration of a possible sale of assets, resulted in the following impairments:

	2019
in € thousands	Fyber RTB	Heyzap	FairBid 1.0	Fyber platform incl. AppBounty	Other tools	Total
Internally generated developments	0	0	756	704	252	1,712
Acquired developments and customer contracts	392	627	0	0	0	1,019
Total	392	627	756	704	252	2,731

In case that self-developed and acquired technology is not included in the current or future technology stack of Fyber, it has been fully impaired based on the respective project which usually refers to a distinct tool or feature.

Notes to the consolidated financial statements 2020

19	PROPERTY AND EQUIPMENT

The following table shows the development of property and equipment:

in € thousands	Other operational & office equipment	Fixtures	Right of use assets	Total
Acquisition or production cost
1 Jan 2019	3,645	774	0	4,419
Recognition of right-of-use asset on initial application of IFRS 16	0	0	4,515	4,515
Additions	509	297	13,145	13,951
Sale of the right-of-use asset through sub lease	0	0	(2,707)	(2,707)
Remeasurement of right-of-use asset due to contract modification	0	0	22	22
Disposal	(137)	(1)	(6,743)	(6,881)
Currency effects	28	10	218	256
31 Dec 2019	4,045	1,080	8,450	13,575
Additions	135	0	0	135
Remeasurement of right-of-use asset due to contract modification / Linkage to consumer price index	0	0	2,640	2,640
Disposal	(106)	0	(52)	(158)
Currency effects	(103)	(39)	(647)	(789)
31 Dec 2020	3,971	1,041	10,391	15,403
Amortization and impairments
1 Jan 2019	3,035	212	0	3,247
Additions	328	115	2,110	2,553
Sale of the right-of-use asset through sub lease	0	0	(136)	(136)
Disposal	(101)	(1)	(1,626)	(1,728)
Impairment	0	0	1,112	1,112
Currency effects	7	3	(2)	8
31 Dec 2019	3,269	329	1,458	5,056
Additions	232	140	1,639	2,011
Disposal	(93)	0	(9)	(102)
Currency effects	(127)	(26)	(184)	(337)
31 Dec 2020	3,281	443	2,904	6,628

Notes to the consolidated financial statements 2020

Carrying amounts
31 Dec 2019	776	751	6,992	8,519
31 Dec 2020	690	598	7,487	8,775

Fixtures relate to the Group’s offices in Berlin, Tel Aviv and San Francisco. Right of use assets, related to offices lease agreements other than short term.

20	NON-CURRENT FINANCIAL ASSETS

The non-current financial assets break down as follows:

in € thousands	31 Dec 2020	31 Dec 2019
Leasehold deposits	779	853
Non-current net investment in leases	3,066	3,419
Non-current financial assets	3,845	4,272

Leasehold deposits are cash deposits provided as security to the landlord. The deposits are not interest-bearing and will be refunded upon the termination of the respective contract.

The non-current net investment in leases relates to the sublease of the Berlin office.

21	INVENTORIES

In 2019 the amount of €82 thousand related to gift cards from third parties like Amazon, Sony PlayStation or Microsoft X-Box that were used as rewards in user acquisition campaigns. With the closure of such business operated through Advertile Mobile GmbH at the end of 2019, the Group sold and reclassified any remaining vouchers to other receivables.

Notes to the consolidated financial statements 2020

22	TRADE AND OTHER RECEIVABLES

Trade and other receivables break down as follows:

in € thousands	31 Dec 2020	31 Dec 2019
Trade receivables	63,878	28,201
VAT receivables	647	806
Prepayments	313	367
Others	145	157
Trade and other receivables	64,983	29,531

The trade receivables of €63,878 thousand are net of an allowance for impairment losses of €856 thousand (2019: €1,326 thousand), which had developed as follows:

	1 Jan	Charge for the year	Utilized	Unused amounts reversed	31 Dec
2020	1,326	2,235	(307)	(2,398)	856
2019	1,811	2,371	(515)	(2,341)	1,326

As at 31 December 2020 and 2019, the aging of trade receivables is as follows:

	Total	Current	Allowance for impairment losses	Past due but not impaired
				< 30 days	30 - 60 days	61 - 90 days	91- 180 days	> 180 days
2020	63,878	52,030	(856)	9,802	403	67	47	2,385
2019	28,201	20,550	(1,326)	5,539	1,219	706	572	941

Trade receivables are non-interest bearing and are generally settled on 30 - 90 day-terms. Please refer to note 39.2. for further information.

Notes to the consolidated financial statements 2020

23	OTHER CURRENT FINANCIAL ASSETS

Other current financial assets break down as follows:

in € thousands	31 Dec 2020	31 Dec 2019
Indemnification claim in respect to Fyber SAR (short term)	1,171	2,967
Current net investment in leases	355	364
Deposit for credit card and rent	301	567
Other current financial assets	1,827	3,898

The indemnification claim relates to reimbursement of Fyber for any payments that have to be made in connection with the stock appreciation rights that have been triggered by the acquisition of Fyber GmbH. For further details on share appreciation rights, please refer to note 28.

The current net investment in leases relates to the sublease of the Berlin office.

24	PREPAYMENTS

Prepayments relate primarily to integrations bonus for publishers of €292 thousand (2019: €518 thousand), licenses of €375 thousand (2019: €435 thousand) and others of €522 thousand (2019: €477 thousand).

Notes to the consolidated financial statements 2020

25	DEFERRED TAX ASSETS AND LIABILITIES

The deferred tax assets (DTA) developed during the reporting period as follows:

in € thousands	Employee benefit liability	Tax loss carry- forward	Office leases	Other	Total	Thereof through P&L
1 Jan 2019	0	0	0	0	0	(5,747)
Offsetting with deferred liabilities as of 1 Jan 2019	160	5,440	0	161	5,761	0
Employee benefits	(2)	0	0	0	(2)	(2)
Decrease of tax loss carried forward to be utilized	0	(1,492)	0	0	(1,492)	(1,492)
Other	0	0	0	(22)	(22)	(22)
Offsetting with deferred tax liabilities	(158)	(3,948)	0	(139)	(4,245)	0
31 Dec 2019	0	0	0	0	0	(1,516)
Offsetting with deferred liabilities as of 1 Jan 2020	158	3,948	0	139	4,245	0
Employee benefits	153	0	0	0	153	153
Decrease of tax loss carried forward to be utilized	0	(784)	0	0	(784)	(784)
Office leases	0	0	198	0	198	198
Other	0	0	0	60	60	60
Offsetting with deferred tax liabilities		(3,164)	(198)	(199)	(3,872)	0
31 Dec 2020	0	0	0	0	0	(373)

Notes to the consolidated financial statements 2020

The deferred tax liabilities (DTL) developed during the reporting period as follows:

in € thousands	Intangible assets	Equity component convertible bonds	Office leases	Total	Thereof through P&L
1 Jan 2019	964	0	0	964	6,478
Offsetting with deferred tax assets as of 1 Jan 2019	3,253	2,508	0	5,761	0
Increase of self-generated intangible assets	(1,544)	0	0	(1,544)	(1,544)
Issue of convertible bonds	0	(936)	0	(936)	(936)
Offsetting with deferred tax assets	(2,673)	(1,572)	0	(4,245)	0
31 Dec 2019	0	0	0	0	(2,480)
Offsetting with deferred assets as of 1 Jan 2020	2,673	1,572	0	4,245	0
Increase of self-generated intangible assets	(566)	0	0	(566)	(566)
Issue of convertible bonds	0	27	0	27	27
Office leases	0	0	166	166	166
Offsetting with deferred tax assets	(2,107)	(1,599)	(166)	(3,872)	0
31 Dec 2020	0	0	0	0	373

The Group recognizes deferred tax assets when deductible temporary differences are realizable. There is uncertainty regarding the realization of deductible temporary differences in the future for all Group entities. Therefore, the Group recognizes deferred tax assets arising from temporary differences and tax loss carry forwards for those entities for the time being only to the extent that respective deferred tax liabilities are recognized and which have the similar expectation to be realized as deferred tax assets. For this purpose, only deferred tax liabilities were qualified which relate to the same tax entity and which have the similar expectation to be realized than the deferred tax assets. The Group did not recognize deferred tax assets arising from temporary differences and tax loss carry forwards on the amount of €31,609 thousand.

Notes to the consolidated financial statements 2020

26	CASH AND CASH EQUIVALENT

Cash and cash equivalents consist of the following items, all freely available:

in € thousands	31 Dec 2020	31 Dec 2019
Cash at banks	25,958	12,805
Cash in hand	14	71
Cash and cash equivalents	25,972	12,876

27	EQUITY

The components and changes in consolidated equity are summarized in the consolidated statement of changes in equity.

27.1.	Issued capital and share premium

The issued capital of Fyber N.V. amounting to €37,219 thousand is divided into 372,189,292 common shares, with a nominal value of €0.10 each and developed like follows:

in pcs	2020	2019
1 Jan	361,866,419	114,533,333
Issue of shares upon conversion of convertible bond	9,999,999	247,333,086
Issue of shares upon exercise of stock options	322,874	0
31 Dec	372,189,292	361,866,419

The issued capital as of 31 December 2020 consisted entirely of fully paid-up ordinary shares. At the reporting date the shares were publicly traded. The Company is listed on the regulated market of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard).

The authorized capital amounts to €120,000 thousand and is divided into 1,200,000,000 shares, with a nominal value of €0.10 each.

During 2020 a total of 322,874 shares had been issued for employees/former employees who had exercised their stock options plan into shares. In 2019 no shares were issued for such exercised options.

27.2.	Treasury shares

As of 31 December 2020, there are 1,860,904 outstanding treasury shares (2019: 1,966,667):

In 2016 2,000,000 shares had been acquired in the process of the divestment of Big Star Global by Fyber.

In 2017, €100 thousand of the convertible loan were converted into 33,333 shares. The shares for this transaction were transferred out of the treasury shares available to the Company.

Notes to the consolidated financial statements 2020

In 2020, a total of 105,763 shares from the treasury shares were delivered to employees/former employees who had exercised their stock option plan into shares (in 2019 no treasury shares were used for such exercised options).

Out of the outstanding treasury shares, 686,193 shares had been tendered to the Company at a price per share of €1.80 and has been recorded as a liability and presented within other payables (see note 31).

27.3.	Other capital reserves

Other capital reserves in 2020 correspond to €31,446 thousand (2019: €30,489 thousand).

The bond conversion in 2019 resulted in an increase of the equity component on the amount of €4,247 thousand due to the change in the conversion price from the original €3.00 to €0.30 per share.

In addition to that, initially introduced in 2015, the Company is running a stock option program implemented for senior management and employees of the Group. During the year 2020, 14.7 million options were granted and 5.5 million were forfeited due to the employees leaving (in 2019, 43.2 million and 13.9 million, respectively). As of December 31, 2020, a total of 51.2 million options were outstanding to employees, including 5.8 million granted to the management board, with a weighted average strike price of €0.23 (2019: 42.7 million outstanding option with a weighted average of €0.23). Of the outstanding options, 26.0 million were exercisable (2019: 17.0 million).

Reconciliation of outstanding share options:

	Number of options 2020	Weighted- average exercise price 2020	Number of options 2019	Weighted- average exercise price 2019
Outstanding at 1 Jan	42,725,139	0.23	13,727,500	1.95
Expired	(2,000)	1.50	(8,000)	1.50
Forfeited during the year	(5,414,359)	0.26	(13,950,611)	1.77
Exercised during the year	(750,416)	0.23	(278,750)	0.21
Granted during the year	14,677,469	0.34	43,235,000	0.23
Outstanding at 31 Dec	51,235,833	0.26	42,725,139	0.23
Exercisable at 31 Dec	26,007,986	0.23	17,048,453	0.22

In 2020 employees exercised 750,416 options (2019: 278,750) using the net-exercise mechanism, whereby the strike price is not paid by the employees in cash but covered by the fair value of respective shares being withheld by the company. The exercised but outstanding shares developed as follows:

Notes to the consolidated financial statements 2020

		Exercised but outstanding shares
in pcs	1 Jan	Exercises	Shares being withheld	Settlement through newly issued shares	Settlement through treasury shares	31 Dec
2020	89,413	750,416	(405,094)	(322,874)	(105,763)	6,098
2019	0	278,750	(189,337)	0	0	89,413

The outstanding shares at December 31, 2020 and 2019 related to exercises in the fourth quarter of each year, being delivered to employees in the succeeding first quarter of 2021 and 2020, respectively.

The total fair value of the outstanding options has been determined using the Black Scholes model amounting to €3,846 thousand (2019: €2,404 thousand). New grants have been evaluated based on the following assumptions:

Assumptions
	2020	2019
Share price	€0.21-€0.45	€0.21-€0.40
Dividend yield	0% p.a.	0% p.a.
Term of the option	2.875 years	2.875 years
Risk free interest rate	(0.58%) - (0.74%) p.a.	(0.53%) - (0.73%) p.a.
Historical volatility	67% - 70%	62%
Fluctuation	20% p.a.	20% p.a.

The options were granted to employees in 4 tranches in 2020, depending on when the employees have started. The term of the options was assumed considering a maximum exercise period of five years following the start date as well as the expected exercise behavior. As risk-free rate, ECB AAA yields adequate to the relevant term were used.

As the options are settled in shares, the value of the options is locked and not subject to revaluation and is accrued over the vesting period and recognized in personnel costs. Concerning IFRS 2.20 the fluctuation rate is adjusted quarterly and in consequence the number of shares exercisable and the expenses recognized are adjusted.

For 2020, the Group recognized personnel costs in connection with the stock option plan in an amount of €957 thousand (2019: €929 thousand). Due to the specific vesting conditions of the stock option plan, expenses are incurred over-proportionately in the first year after the grant with decreasing amounts to be recognized in the following future periods.

27.4.	Legal reserve capitalized self-developed intangible assets

As of 31 December 2020, the legal reserve contained an amount of €8,627 thousand (2019: €7,980 thousand) for self-developed intangible assets.

27.5.	Retained earnings

The retained earnings/deficit includes the income of the companies included in the consolidated financial statements plus first adoption of new accounting standards recognized directly in retained earnings.

Notes to the consolidated financial statements 2020

27.6.	Foreign currency translation reserve

The foreign currency translation results from the translation of the accounts of the foreign subsidiaries from local currencies, which are the functional currencies of these subsidiaries, into Euro which is the functional currency of the parent Company and the reporting currency of the Group.

in € thousands	Total
1 Jan 2019	(2,247)
Translation of goodwill	1,611
Translation of intangible assets identified at acquisitions in excess to other net assets	282
Additional currency effects arising from the translation of subsidiaries	99
Foreign currency translation reserve 1 Jan - 31 Dec 2019	1,992
31 Dec 2019	(255)
Translation of goodwill	(6,282)
Translation of intangible assets identified at acquisitions in excess to other net assets	(530)
Additional currency effects arising from the translation of subsidiaries	356
Foreign currency translation reserve 1 Jan - 31 Dec 2020	(6,456)
31 Dec 2020	(6,711)

28	EMPLOYEE BENEFITS

The employee benefits liabilities relate to the remaining obligation from the share appreciation rights (SARs) assumed by Fyber through the 2014 acquisition of Fyber GmbH amounting to €1,171 thousand as of the balance sheet date (2019: €2,967 thousand).

For further details on share appreciation rights, please refer to note 24.

The disbursement schedule on the employee benefit liability is as follows:

in € thousands	31 Dec 2020	31 Dec 2019
Maturity in 1 year	5,005	5,517
Maturity in 2-5 years	233	238
Maturity in 5-10 years	0	0
Maturity in 10 years and more	0	0
Total employee benefits liabilities	5,238	5,755

The current employee benefits liabilities consist of the following:

in € thousands	31 Dec 2020	31 Dec 2019
Unsettled from Fyber SAR	1,134	2,961
Unpaid variable compensation	2,453	1,513
Vacation accrual	1,346	1,039
Other	72	4
Short-term employee benefits liabilities	5,005	5,517

Notes to the consolidated financial statements 2020

29	NON-CURRENT LOANS AND BORROWINGS

Non-current loans and borrowings developed during the reporting period as follows:

	2020				2019
	Convertible Bond	Paycheck Protection Program	Share- holder loans	Total	Convertible Bond	Share-holder loans	Total
1 Jan	70,489	0	32,236	102,725	141,587	12,559	154,146
Loan disbursement	0	1,105	2000	3,105	0	18,000	18,000
Bond conversion	(2,930)	0	0	(2,930)	(72,036)	0	(72,036)
Amortization of discount	5,860	7	2,552	8,419	7,677	1,677	9,354
Restructuring	0	0	0	0	(6,739)	0	(6,739)
Currency effects	0	(111)	0	(111)	0	0	0
31 Dec	73,419	1,001	36,788	111,208	70,489	32,236	102,725

Each convertible bond has a nominal value of € 100 thousand, bears nominal interest of 3.5% p.a., and matures in July 2022. The effective interest rate of the bond, considering the option value and the transaction costs was determined to be 7.96%. As of 31 December 2020, the carrying amount of the liability component of the convertible bonds amounts to €73,419 thousand (2019: €70,489 thousand). After the reporting date, additional 537 bonds have been converted. On 15 April 2021, the company called for an early redemption to redeem all the outstanding bonds including accrued interest on 17 May 2021. For more information regarding the convertible bonds please refer to notes, 41.1 and 41.2.

Between the years 2018 and 2020, the Company received five individual loans from Tennor Holding B.V. A nominal amount of €8,000 thousand and €4,000 thousand in 2018 and of €3,000 thousand and €15,000 thousand in 2019 and additional €2,000 thousand in 2020. All loans bear interest of 8% p.a. and were assigned to Meridian Capital International Fund in February 2021. Loans amounting to € 30,000 thousand mature in June 2022 and the remaining € 2,000 thousand will become due in March 2023. Please refer to note 41.3 for further information.

As part of the COVID 19 measurements, the US entities, Fyber Inc. and Inneractive USA, Inc. each obtained a loan out of the Paycheck Protective Program (“PPP loan”) of the US federal government. Such loans were designed to provide a direct incentive for small businesses to keep their workers on payroll. The two loans, received in April and May 2020, respectively, amounting to $1,230 thousand as of 31 December 2020. The loans carried interest of 1% p.a. to be paid along with the loan principal in April and May 2022. At the beginning of 2021, both loans have been forgiven completely. Please refer to note 44.4 for further information.

Notes to the consolidated financial statements 2020

30	OTHER NON-CURRENT LIABILITIES

The other non-current liabilities break down as follows:

in € thousands	31 Dec 2020	31 Dec 2019
Heyzap earn-out due after 1 year	3,460	3,797
Lease liabilities	9,224	8,739
Other non-current liabilities	12,684	12,536

The Heyzap earn-out relates to the outstanding contingent consideration from the acquisition of Heyzap Inc. in 2016. The current portion of the earn-outs is carried in trade and other payables (note 32). As of the balance sheet date, Fyber has not come to a final agreement with the sellers of Heyzap Inc. with respect to the valuation and timing of the earn-out. The liability is valued based on the expected outcome of the negotiations.

Notes to the consolidated financial statements 2020

31	TRADE AND OTHER PAYABLES

The trade and other payables break down as follows:

in € thousands	31 Dec 2020	31 Dec 2019
Trade payables	65,209	23,006
Lease liabilities	1,946	2,346
Inneractive earn-out due within 1 year	0	358
Accruals	3,925	2,760
Heyzap earn-out due within 1 year	2,810	3,084
Liabilities from the purchase of treasury shares	1,237	1,237
Social security	154	276
Others	3,072	3,634
Trade and other payables	78,353	36,701

Trade payables related to the outstanding amount the Group owe to its publishers

The liability relating to the Inneractive earn-out relates to outstanding retention payments that the Group agreed to employees in the course the acquisition of Inneractive Ltd. in 2016 was fully paid during the financial year 2020.

Accruals relates to services that have been received but not yet invoiced as of the reporting date as well as amounts accrued for the audit of the financial statements and the preparation of tax returns.

The Heyzap earn-out relates to the current portion of the outstanding contingent consideration from the acquisition. Please refer to note 30 for further details.

As of the reporting date, the Group carried liabilities resulting from the purchase of treasury shares amounting to €1,237 thousand (see note 27.2.).

32	CURRENT LOANS AND BORROWINGS

As of 31 December 2020, short-term borrowings amount to €21,379 thousand (2019: €17,950 thousand) and consist of three revolving credit facilities from BillFront obtained through Fyber GmbH and from Bank Leumi and Discount Bank obtained through Fyber Monetization Ltd.

In 2020, Fyber GmbH prolonged a credit line of €7,500 thousand working capital facility from BillFront to finance the operating business, with an interest rate of 11.0% p.a., maturity date is on 10 September 2021. As of the reporting date €3,227 thousand have been withdrawn (31 December 2019: €4,491 thousand).

In November 2019, Fyber Monetization Ltd. as borrower entered into an $15,000 thousand revolving credit line agreement with Bank Leumi as lender until end of December 2020 and to reduce the maximum amount of the Leumi credit line from $15,000 thousand to $13,500 and finally to $10,000 thousand, following a gradual reduction by June 2020. In November 2020 Fyber has extended Bank Leumi credit line to $12,500 thousand. The loan bears an interest rate of 5.8% + LIBOR (London Interbank offered rate), Maturity date is on 30 December 2021.

Notes to the consolidated financial statements 2020

As of the reporting date the Leumi credit line was entirely drawn (31 December 2019: $15,000 thousand).

On 12 July 2020, Fyber Monetization Ltd. as a borrower entered into an $5,000 thousand revolving credit line agreement with an additional Israeli bank, named Bank Discount as lender. The loan bears an interest rate of 5.8% + LIBOR (London Interbank Offered Rate). Maturity date of the discount bank loan is on 15 November 2021.

On 15 November 2020 bank discount has increased the credit facility to $10,000 thousand (by additional $5,000 thousands),

As of the date of this report, Discount bank credit line was 98% used, and is standing on $9,792 thousand as of the end of December 2020.

Loan facility covenants:

While the BillFront credit line does not impose any covenants, Leumi and Discount loans, both have similar covenants as follows:

Category	Covenant
Revenue	Negative deviation of 20% from budget in one quarter or negative deviation of 15% from budget in 2 consecutive quarters
EBITDA	Accumulated positive EBITDA in the quarters during the period of Q1 2021-Q4 2021
Cash balance	Cash will be not lower than 20% of the withdrawn credit line

As of the balance sheet date, all covenants had been met.

33	STATEMENT OF CASH FLOWS

The consolidated statement of cash flows was prepared using the indirect method for presentation of operating activities.

Liabilities arising from financing activities developed as follows:

			Non-cash changes
in € thousands	1 Jan 2020	Cash flows	Restructuring of convertible bonds, bond conversion & amortization of discount, net effect	Foreign exchange movement	31 Dec 2020
Non-current loans and borrowings	102,725	3,105	5,489	(111)	111,208
Current loans and borrowings	17,950	5,121	0	(1,692)	21,379
Total liabilities from financing activities	120,675	8,226	5,489	(1,803)	132,587

Notes to the consolidated financial statements 2020

			Non-cash changes
in € thousands	1 Jan 2019	Cash flows	Restructuring of convertible bonds & amortization of discount, net effect	Foreign exchange movement	31 Dec 2019
Non-current loans and borrowings	154,146	18,000	(69,421)	0	102,725
Current loans and borrowings	18,824	(1,217)	0	343	17,950
Total liabilities from financing activities	172,970	16,783	(69,421)	343	120,675

The Company recognized a total cash outflow as lessee amounting to €2,481 thousand in 2020 (2019: €2,352)

34	OPERATING SEGMENTS

The Group’s operating activities are divided into segments which are defined by management as components of the Group that has discrete financial information available and whose results are regularly reviewed by CODM for purposes of performance assessment and resource allocation. Currently, the company maintains one operating segment.

Types of products and services
Fyber FairBid	Open access platform for advertisers and publishers for the holistic trading of digital ads of all the relevant formats, including programmatic trading and mediation services, as well as advanced publisher tools.

The financial performance for the years ended 31 December 2020 and the reference year ended 31 December 2019 are as follows:

	2020	2019
in € thousands	Revenue	Revenue
Fyber FairBid	209,772	118,973

Revenue and earnings before interest, tax, depreciation and amortization (EBITDA) are the key performance indicators that management are reviewing on a regular basis when assessing performance of the operating segments.

Reconciliation from the amounts in the statement of financial position to the total amounts of all reportable segments was not prepared since the information of the reportable segments completely match with the amounts shown in the financial statements.

In 2020, the Group did not recognize any impairment losses (2019: €3,843 thousand).

Notes to the consolidated financial statements 2020

35	GEOGRAPHIC INFORMATION

Breakdown of revenue according to customers’ location by operating segment:

	2020	2019
in € thousands	Revenue	Revenue
United states	126,866	77,929
Europe, Middle east and Africa	63,557	30,219
Asia-Pacific	18,138	8,896
Rest of the world	1,211	1,929
Total	209,772	118,973

Breakdown of main relevant assets according to customers’ location by operating segment:

	31 Dec 2020			31 Dec 2019
in € thousands	Intangible assets	Property and equipment	Total	Intangible assets	Property and equipment	Total
Germany	66,512	3,696	70,208	67,022	4,159	71,181
Israel	48,569	2,275	50,844	56,617	2,357	58,974
United states	22,293	2,804	25,097	24,695	1,996	26,691
United Kingdom	0	0	0	0	7	7
Total	137,374	8,775	146,149	148,334	8,519	156,853

Notes to the consolidated financial statements 2020

36	MAJOR CUSTOMER’S INFORMATION

The Group places its cash with creditworthy financial institutions and performs ongoing credit evaluation of its customers’ financial conditions. The Group provides services only for creditworthy clients and the receivable balances are monitored on an ongoing basis.

The breakdown of the top three customers by revenue for the year ended 31 December 2020 is as follows:

in € thousands	Revenue	% revenue from Group’s revenue
Liftoff Mobile, Inc	33,032	15.75%
Moloco, Inc.	13,148	6.27%
The Trade Desk Inc	12,754	6.07%
Total revenue for 3 top clients	58,934	28.09%

37	CAPITAL MANAGEMENT

Capital includes equity attributable to shareholders of the parent.

As of the reporting date, equity ratio was as follows:

in € thousands	31 Dec 2020	31 Dec 2019
Equity attributable to shareholders of Fyber N.V.	14,862	33,076
Total assets	243,965	208,942
Equity ratio	6.1%	15.8%

The primary objective of the Group’s capital management is to ensure that it maintains an appropriate capital structure to support its current business and future growth and therefore maximize shareholders value.

38	FINANCIAL RISK MANAGEMENT

The Group is exposed to various financial risks which arise out of its business activities. Main risks identified include financial market risks such as currency and interest rate risks, as well as liquidity risks and credit risks. The Group manages these risks in accordance with its risk strategy to mitigate any negative effects on the financial performance and to secure the financial position of the Group.

38.1.	Financial market risks

Market risk is the risk that the fair value or future cash flows of financial instruments will fluctuate due to changes in market variables such as foreign exchange rates and interest rates.

Notes to the consolidated financial statements 2020

38.1.1.	Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s reporting currency is Euro. The Group is exposed to exchange rate risks in several ways, particularly with respect to transactions in foreign currencies and foreign exchange translation effects, arising mainly from the relative value of the Euro compared to the value of the US dollars ($). Due to the international nature of the Group’s business, the Group currently has foreign sales and accounts receivable denominated in currencies other than the Euro. In addition, the Group purchases advertising in local currencies and incurs a portion of its operating expenses in other currencies than Euro. The Group faces exposure to adverse movements in currency exchange rates, which may cause its revenue and operating results to differ materially from expectations. The Group’s operating results could be negatively impacted depending on the amount of revenue or operating expenses that are denominated in foreign currencies.

As exchange rates vary, revenue, operating expenses and other operating results, when translated, may differ materially from expectations. In addition, the Group’s revenue and operating results are subject to fluctuation if the mix of US and foreign currency denominated transactions or expenses changes in the future because the Group does not currently hedge its foreign currency exposure. Management is constantly reviewing the situation and a currency hedging will be considered in the future by the Group.

As of the balance sheet date, the Group has the following exposure to currency risks:

	31 Dec 2020					31 Dec 2019
in € thousands	EUR	GBP	ILS	USD	Total	EUR	GBP	ILS	USD	Total
Other non-current financial assets	3,593	0	0	252	3,845	3,948	0	324	0	4,272
Trade and other receivables	1,087	15	394	63,487	64,983	1,291	86	274	27,880	29,531
Other current financial assets	1,566	122	2	137	1,827	3,483	134	2	279	3,898
Cash and cash equivalents	402	194	991	24,385	25,972	1,752	122	904	10,098	12,876
Total financial assets	6,648	331	1,387	88,261	96,627	10,474	342	1,504	38,257	50,577

	31 Dec 2020					31 Dec 2019
in € thousands	EUR	GBP	ILS	USD	Total	EUR	GBP	ILS	USD	Total
Non-current employee benefits	0	0	233	0	233	0	0	238	0	238
Non-current loans and borrowings	110,207	0	0	1,001	111,208	102,725	0	0	0	102,725
Other non-current liabilities	8,400	0	1,631	2,653	12,684	9,636	0	1,279	1,621	12,536
Trade and other payables	9,240	305	1,801	67,006	78,352	11,683	295	1,471	23,252	36,701
Current employee benefits	1,787	-7	2,087	1,138	5,005	4,016	-8	912	597	5,517
Current loans and borrowing	3,227	0	0	18,152	21,379	4,491	0	0	13,459	17,950
Total financial liabilities	132,861	298	5,752	89,950	228,861	132,551	287	3,900	38,929	175,667

The following table demonstrates the sensitivity to a reasonably possible change in the exchange rate of $, with all other variables held constant.

	Change in $ rate	Maximum/ minimum level	Effect on loss before tax	Effect on equity
			in € thousands	in € thousands
2020	+5.00%	1.48	(82)	(3,232)
	-5.00%	1.08	91	3,573
2019	+5.00%	1.18	323	(3,037)
	-5.00%	0.47	(357)	3,357

Notes to the consolidated financial statements 2020

38.1.2.	Interest rate risk

As of the reporting date, the Group is funded through borrowings which bears interest based on fixed and floating interest rates as follows:

in € thousands	31 Dec 2020	31 Dec 2019
Non-current loans and borrowings
Fixed interest rate	111,208	102,725
Total loans and borrowings	111,208	102,725

Current loans and borrowings
Fixed interest rate	3,227	4,491
Float interest rate	18,152	13,459
Total current loans and borrowings	21,379	17,950

Interest risk arises from the possibility that changes in interest rates will affect future cash flows or the fair value of financial instruments. As at 31 December 2020, the Group holds a revolving credit facility in the amount of €21,379 thousand, €18,152 thousand with a floating interest rate linked to the LIBOR rate, while the rest in with fix interest rate. Therefore, interest rate charges in the future will have an impact on cash flows. Please refer to note 33. for further details on the loans.

	Change in interest rate in basis points	Effect on loss after tax in € thousands
2020	+10	18
	(10)	(18)
2019	+10	13
	(10)	(13)

As the Company does not have financial instruments measured at fair value, changes in the interest rate will have no impact on equity.

38.2.	Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The carrying amount of trade and other receivables as well as from cash and cash equivalents represent the Group’s maximum exposure to credit risk. No other financial asset carries a significant exposure to credit risk.

The Group places its cash with creditworthy financial institutions and performs ongoing credit evaluation of its customers’ financial conditions.

The Group provides services only for creditworthy clients and the receivable balances are monitored on an ongoing basis. Please refer to the notes 3.9. for further details about the recognition and measurement of expected credit losses.

The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. However, management also considers the factors that may influence the credit risk of its customer base, including the default risk associated with the industry and country in which customers operate.

Notes to the consolidated financial statements 2020

The Group has significant exposure to one specific customer which also leads to a major concentration of credit risk. As of the balance sheet date, €18,567 thousand of trade receivables related to the top three customers accounts, Please refer to note 36 for further details.

Aging analysis of non-derivative financial instruments as of 31 December 2020 is as follows:

				Past due
in € thousands	Total	Impairment loss allowance	Current	< 30 days	30 - 60 days	61 - 90 days	> 90 days
Non-current financial assets	3,845	0	3,845	0	0	0	0
Trade and other receivables	64,983	(856)	53,135	9,802	403	67	2,432
Other current financial assets	1,827	0	1,827	0	0	0	0
Cash and cash equivalents	25,972	0	25,972	0	0	0	0
Non-derivative financial instruments	96,627	(856)	84,779	9,802	403	67	2,432

Aging analysis of non-derivative financial instruments as of 31 December 2019 is as follows:

				Past due
in € thousands	Total	Impairment loss allowance	Current	< 30 days	30 - 60 days	61 - 90 days	> 90 days
Non-current financial assets	4,272	0	4,272	0	0	0	0
Trade and other receivables	29,531	(1,326)	21,880	5,539	1,219	706	1,513
Other current financial assets	3,898	0	3,898	0	0	0	0
Cash and cash equivalents	12,876	0	12,876	0	0	0	0
Non-derivative financial instruments	50,577	(1,326)	42,926	5,539	1,219	706	1,513

38.3.	Liquidity risk

Liquidity risk arises from the possibility that the Group may not be able to meet its financial obligations as they fall due. The Group establishes short and long-term capital management plans and analyses and reviews cash flow budgets with actual cash outflows in order to match the maturity of financial liabilities and financial assets. In order to secure and maintain the liquidity, the Group entered into one additional financing facility with Tennor Holding B.V. amounting to €2,000 thousand drawn in February 2020 and falling due in March 2023.

Notes to the consolidated financial statements 2020

The aggregate maturities of financial assets and financial liabilities outstanding, based on contractual undiscounted payments, as of 31 December 2020 are as follows:

in € thousands	Total	Within 1 year	1 year to 5 years	> 5 years
Non-current financial assets	3,845	0	2,145	1,700
Trade and other receivables	64,983	64,983	0	0
Other current financial assets	1,827	1,827	0	0
Cash and cash equivalents	25,972	25,972	0	0
Financial assets	96,627	92,782	2,145	1,700
Non-current employee benefits	(233)	0	(233)	0
Non-current loans and borrowings	(117,548)	0	(117,548)	0
Other non-current liabilities	(12,684)	0	(10,414)	(2,270)
Trade and other payables	(78,353)	(78,353)	0	0
Current employee benefits	(5,005)	(5,005)	0	0
Current loans and borrowings	(21,379)	(21,379)	0	0
Other current liabilities	(56)	(56)	0	0
Current tax liabilities	(185)	(185)	0	0
Financial liabilities	(235,443)	(104,978)	(128,195)	(2,270)
Total net financial liabilities	(138,816)	(12,196)	(126,050)	(570)

Long-term borrowings include all interest that have been delayed to the maturity of the bond in July 2022. After the balance sheet date the convertible bond was either exercised or redeemed and the shareholder loan was assigned and finally repaid, Please refer to note 41 for further details.

Notes to the consolidated financial statements 2020

The aggregate maturities of financial assets and financial liabilities outstanding, based on contractual undiscounted payments, as of 31 December 2019 are as follows:

in € thousands	Total	Within 1 year	1 year to 5 years	> 5 years
Non-current financial assets	4,272	0	2,113	2,159
Trade and other receivables	29,531	29,531	0	0
Other current financial assets	3,898	3,898	0	0
Cash and cash equivalents	12,876	12,876	0	0
Financial assets	50,577	46,305	2,113	2,159
Non-current employee benefits	(238)	0	(238)	0
Non-current loans and borrowings	(111,538)	0	(111,538)	0
Other non-current liabilities	(12,536)	0	(9,536)	(3,000)
Trade and other payables	(36,701)	(36,701)	0	0
Current employee benefits	(5,517)	(5,517)	0	0
Current loans and borrowings	(17,950)	(17,950)	0	0
Current tax liabilities	(199)	(199)	0	0
Financial liabilities	(184,679)	(60,367)	(121,312)	(3,000)
Total net financial liabilities	(134,102)	(14,062)	(119,199)	(841)

Notes to the consolidated financial statements 2020

39	FINANCIAL ASSETS AND LIABILITIES

39.1.	Categories of financial assets and liabilities

The carrying values of financial assets per category are as follows:

	31 Dec 2020		31 Dec 2019
in € thousands	Total	Measured at amortized costs	Total	Measured at amortized costs
Other non-current financial assets	3,845	3,845	4,272	4,272
Trade and other receivables	64,983	64,983	29,531	29,531
Other current financial assets	1,827	1,827	3,898	3,898
Cash and cash equivalents	25,972	25,972	12,876	12,876
Total financial assets	96,627	96,627	50,577	50,577

The carrying values of financial liabilities per category are as follows:

	31 Dec 2020		31 Dec 2019
in € thousands	Total	Measured at amortized costs	Total	Measured at amortized costs
Non-current employee benefits	233	233	238	238
Non-current loans and borrowings	111,208	111,208	102,725	102,725
Other non-current liabilities	12,684	12,684	12,536	12,536
Trade and other payables	78,352	78,352	36,701	36,701
Current employee benefits	5,005	5,005	5,517	5,517
Current loans and borrowing	21,379	21,379	17,950	17,950
Total financial liabilities	228,861	228,861	175,667	175,667

Notes to the consolidated financial statements 2020

39.2.	Fair value measurement of financial assets and liabilities

Except for the convertible bonds, carrying values are reasonable approximations of the respective fair values.

	31 Dec 2020		31 Dec 2019
in € thousands	Carrying amount	Fair value	Carrying amount	Fair value
Non-current loans and borrowings	111,208	70,504	102,725	83,713

The convertible bonds are listed in Frankfurt Stock Exchange under XS1223161651, where the last closing price before 31 December 2020 was set at 45% (68% in 2019) and as such are classified as level 1.

The carrying amount of certain financial assets and liabilities are the same or approximate to their fair value.

39.3.	Net results by measurement category

	1 Jan - 31 Dec 2020
	Recognized through profit and loss
		From valuation
in € thousands	From interest	Currency effect	Revaluation	Impairment loss	Net results
Financial assets
Amortized costs	0	(26)	0	(128)	(154)
Financial liabilities
Measured at amortized costs	(8,480)	(349)	0	0	(8,829)
Total	(8,480)	(375)	0	(128)	(8,983)

Notes to the consolidated financial statements 2020

	1 Jan - 31 Dec 2019
	Recognized through profit and loss
		From valuation
in € thousands	From interest	Currency effect	Revaluation	Impairment loss	Net results
Financial assets
Amortized costs	0	(31)	0	(350)	(381)
Financial liabilities
Measured at amortized costs	(11,699)	(345)	(16,660)	0	(28,704)
Total	(11,699)	(376)	(16,660)	(350)	(29,085)

The conversion of the convertible in May 2019 resulted in a finance expense of €23,373 thousand and the restructuring of the remaining convertible bond in October 2019 led to a finance income amounting to €6,713 thousand.

Notes to the consolidated financial statements 2020

40	RELATIONSHIPS WITH RELATED PARTIES

40.1.	Outstanding balances and transactions

The following table provides the balances with related parties as at 31 Dec 2020 and 2019 as well as the total amount of transactions that have been entered with related parties during 2020 and 2019:

	2020
in € thousands	Amounts owed by parties	Amounts owed to parties	Sales to parties	Purchases from parties
Key management personnel	0	0	0	3,044
Shareholder
Tennor Holding B.V.	0	36,788	0	2,552
Total	0	36,788	0	5,596

Notes to the consolidated financial statements 2020

	2019
in € thousands	Amounts owed by parties	Amounts owed to parties	Sales to parties	Purchases from parties
Key management personnel	0	289	0	1,454
Shareholder
Tennor Holding B.V.	0	32,236	0	1,677
Total	0	32,525	0	3,131

As of 31 December 2020, earn-out payments relating to the acquisition of Fyber Monetization Ltd. (formerly Inneractive Ltd.) were paid in full (2019: €289 thousand, of which €136 thousand, €78 thousand to Dani Sztern, and €75 thousand to Yaron Zaltsman). See note 40.3 for further detail.

The purchases from key management personnel consist of compensation of €3,044 thousand (2019: €1,454 thousand).

40.2.	Compensation for key management personnel

Key management personnel include any person that has the authority and responsibility for planning, directing and controlling of the activities of the entities, directly or indirectly.

The Group considers members of either the Management Board or the Supervisory Board of the parent as such key management personnel for which compensation was recognized as follows:

in € thousands	31 Dec 2020	31 Dec 2019
Share-based payments	579	(115)
Short-term employee benefits	1,258	1,128
Variable benefits	975	220
Defined contribution plan	232	221
Total compensation for key management personnel	3,044	1,454

Notes to the consolidated financial statements 2020

in € thousands	Type	2020	2019
Management Board
Ziv Elul[1]	Share-based payments	287	29
	Short-term employee benefits	330	342
	Variable benefits	450	133
	Defined contribution plan	80	83
	Total	1,147	587
Daniel Sztern[2]	Share-based payments	146	(71)
	Short-term employee benefits	276	284
	Variable benefits	263	77
	Defined contribution plan	82	69
	Total	767	359
Yaron Zaltsman[2]	Share-based payments	146	(73)
	Short-term employee benefits	276	305
	Variable benefits	263	10
	Defined contribution plan	69	69
	Total	754	311
Total Management Board		2,668	1,257

Supervisory Board
Karim Sehnaoui[3]	Short-term employee benefits	57	50
Yair Safrai[4]	Short-term employee benefits	119	76
Arjun Metre[5]	Short-term employee benefits	57	46
Franklin Rios[6]	Short-term employee benefits	86	25
Tarek Malak[7]	Short-term employee benefits	57	0
Total Supervisory Board		376	197
Total		3,044	1,454

1 Member since June 15, 2016

2 Member since July 25, 2017

3 Member since October 1, 2017

4 Member since October 1, 2018, chairman since February 21, 2019

5 Member since January 31, 2019

6 Member since July 1, 2019, vice-chairman since January 30, 2020

7 Member since Oct 30, 2019

Notes to the consolidated financial statements 2020

The amounts shown in the table above are those recognized as an expense during the reporting period related to key management personnel.

In 2020, the annual remuneration of the chairman of the Supervisory Board was €125 thousand (2019: €80 thousand), the annual remuneration for the newly elected vice-chairman was €90 thousand and that the annual remuneration for all other members of the Supervisory Board was €60 thousand each (2019: €50 thousand). For Q2 2020, the Supervisory Board agreed to reduce their remuneration by 20% along with the Management and the employees as one measure with respect to the COVID 19 pandemic.

40.3.	Payments in relation to the acquisition of Inneractive

According to the Inneractive purchase agreement and its amendments, several employees, at the Company’s discretion, were entitled to receive certain payments that are related to the acquisition. Until the reporting date, Mr. Ziv Elul received of total € 5.49 million, Mr. Dani Sztern €0.88 million, and Mr. Yaron Zaltsman €0.08 million, respectively.

The Inneractive acquisition agreement included an allocation of retention bonuses to Inneractive employees and management. At the reporting date, all funds were paid in full.

Notes to the consolidated financial statements 2020

41	SUBSEQUENT EVENTS

41.1.	New share issuance in relation to bond conversions

Following the reporting period, the Company issued 180.0 million new shares to fulfill convertible bonds conversion requests of 540 bonds. Consequently the new issued capital as of the date of this report amounts to €55,218,928.60, divided into 552.2 million ordinary shares.

41.2.	Full amortization of convertible bonds facility following early redemption of outstanding amount

On 15 April 2021, the Company initiated the early redemption process for 100% of the outstanding convertible bonds issued by the Company, which had not been converted into equity previously. At payment in May 2021, this amounted to 187 bonds in the nominal amount of €18,700 thousand and additional €1,795 thousand in interest. With that, the Company completed the full amortization of bonds.

41.3.	Assignment of shareholder loans to third party and settlement

With effect from 17 February 2021, Tennor assigned the five promissory notes that together made up the shareholder loans, to Meridian Capital International Fund (“Meridian”). All terms and conditions remain unchanged. Meridian agreed to extend the loans as planned by the Company to June 2022 and March 2023 respectively. The loans have been fully redeemed upon the closing of the acquisition by Digital Turbine. Please refer to note 41.5 for further details.

41.4.	Paycheck protective program loan forgiven

During March and April 2021 PPP-loans amounting to €1,001 thousand as of 31 December 2020 have been completely forgiven.

41.5.	Closing of transaction between major shareholders and Digital Turbine

On 22 March 2021, the Company announced that Austin-based Digital Turbine Inc., “Digital Turbine” (Nasdaq: APPS), a global on-device mobile platform company, has signed definitive agreements with the Company’s major shareholders to acquire a more than 95% shareholding in the Company at a total valuation of up to $600 million net of the Company’s debt for 100% of Fyber’s share. As part of the acquisition of Fyber by Digital Turbine Inc., Digital Turbine announced the closing of the transaction with Tennor Holding B.V. on 25 May 2021. The customary closing conditions have been met ahead of closing, including obtaining merger clearance in the USA and the full redemption of all outstanding convertible bonds issued by Fyber. With that, Digital Turbine has obtained control over Fyber pursuant to Section 35 (1) WpÜG and will publish a mandatory takeover offer to all outstanding shareholders of Fyber in due course. Upon closing, the outstanding loan with Meridian Capital International Fund was redeemed and all outstanding employee stock options were canceled in return for a cash payment to the employees. Further, Digital Turbine provided Fyber with a working capital facility of €10,000 thousand.